Exhibit 15.1

May 17, 2010

American Medical Alert Corp.
Oceanside, New York

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of American Medical Alert Corp. and Subsidiaries for the fiscal periods ended March 31, 2010 and March 31, 2009, as indicated in our report dated May 17, 2010.  Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, is incorporated by reference in the following Registration Statements:

•	Registration Statement No. 33-48385 on Form S-8;

•	Registration Statement No. 33-91806 on Form S-8;

•	Registration Statement No. 333-53029 on Form S-8;

•	Registration Statement No. 333-70626 on Form S-8;

•	Registration Statement No. 333-130811 on Form S-8; and

•	Registration Statement No. 333-88192 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, as amended, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

/s/ Margolin, Winer & Evens LLP

Margolin, Winer & Evens LLP
Garden City, New York